UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A

                  Proxy Statement Pursuant to Section 14(a) of
                       the Securities Exchange Act of 1934

Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|
Check the appropriate box:
|_|  Preliminary Proxy Statement
|_| Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
|X|  Definitive Proxy Statement
|_|  Definitive Additional Materials
|_|  Soliciting Material Pursuant to ss.240.14a-12

                               CARROLLTON BANCORP
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
|X|  No fee required.
|_|  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------
     (2)  Aggregate number of securities to which transaction applies:

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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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|_|  Fee paid previously with preliminary materials.
|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ----------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:

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     (3)  Filing Party:

          ----------------------------------------------------------------------
     (4)  Date Filed:

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

                               CARROLLTON BANCORP
                      7151 Columbia Gateway Drive, Suite A
                            Columbia, Maryland 21046

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 12, 2009

To the Shareholders of Carrollton Bancorp:

The Annual Meeting (the "Annual Meeting") of Shareholders of Carrollton Bancorp, a Maryland corporation (the "Company"), will be held at 7151 Columbia Gateway Drive, Suite A, Columbia, Maryland 21046, on May 12, 2009 at 10:00 a.m., prevailing local time, for the purpose of considering and acting upon:

1. The election of four directors for three-year terms ending in 2012 and one director for a one year term ending in 2010 and in each case until their respective successors are duly elected and qualified.

2. The ratification of the appointment of Rowles & Company, LLP as the independent registered public accounting firm to serve for the fiscal year ending December 31, 2009.

3.   The approval of the following advisory (non-binding) proposal:

     RESOLVED: that the shareholders of the Company approve the compensation of the Company's executives as described in the Summary Compensation Table as well as in the Compensation Discussion and Analysis and the other executive compensation tables and related discussions contained in the Proxy Statement for the 2009 Annual Meeting of Shareholders.

4. Any other matters that may properly come before the Annual Meeting or any adjournment thereof.

The close of business on March 25, 2009 has been fixed by the Board of Directors of the Company as the record date for determining shareholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment thereof.

Your attention is directed to the enclosed Proxy Statement and annual report of the Company for the fiscal year ended December 31, 2008.

Whether or not you plan to attend the meeting in person all shareholders are urged to promptly vote your shares either via the Internet, or by telephone, or if you have received a copy of the proxy card by mail, by signing, dating and mailing the enclosed proxy. The enclosed envelope requires no postage if mailed in the U.S.A. or Canada. Shareholders attending the meeting may revoke their proxies and personally vote on all matters that are considered. It is important that your shares be voted.


                                         By Order of the Board of Directors



                                         /s/ Allyson Cwiek
                                         Allyson Cwiek
                                         Secretary

Columbia, Maryland
March 27, 2009

Carrollton Bancorp
Proxy Statement

Table of Contents

SOLICITATION, VOTING, AND REVOCATION OF PROXIES                                1

PROPOSAL 1: ELECTION OF DIRECTORS                                              3

CORPORATE GOVERNANCE                                                           6

DIRECTOR COMPENSATION                                                          7

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS                        11

CERTAIN BENEFICIAL OWNERS                                                     13

COMPENSATION DISCUSSION AND ANALYSIS                                          14

COMPENSATION COMMITTEE REPORT                                                 23

EXECUTIVE COMPENSATION                                                        24

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION                   29

CERTAIN TRANSACTIONS AND RELATIONSHIPS                                        29

AUDIT COMMITTEE REPORT                                                        31

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE                       31

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM                                                        32

PROPOSAL 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION                           33

SHAREHOLDER PROPOSALS FOR THE 2009 ANNUAL MEETING                             34

OTHER MATTERS                                                                 35

                               CARROLLTON BANCORP
                      7151 Columbia Gateway Drive, Suite A
                            Columbia, Maryland 21046

                                 PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS

                           TO BE HELD ON MAY 12, 2009

                 SOLICITATION, VOTING AND REVOCATION OF PROXIES

     This Proxy Statement (the "Proxy Statement") and the enclosed proxy will be furnished on or about March 27, 2009 to the shareholders of Carrollton
Bancorp (the "Company") as of the close of business on March 25, 2009, in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board" or "Board of Directors") to be voted at the Annual Meeting of Shareholders to be held on May 12, 2009 at 10:00 a.m., prevailing local time (the "Annual Meeting"), and any adjournments thereof. The Annual Meeting of Shareholders will be held at our principal executive offices which are located at 7151 Columbia Gateway Drive, Suite A, Columbia, Maryland 21046.

     The Board of Directors has selected Steven K. Breeden, Harold I. Hackerman and Howard S. Klein and each of them, to act as proxies with full power of substitution. A proxy may be revoked at any time prior to its exercise by (i) giving written notice of revocation to the Company, (ii) executing and delivering a substitute proxy to the Company, or (iii) attending the Annual Meeting and voting in person. Executed but unmarked proxies will be voted on all business matters as recommended by the Board of Directors.

Information About Proxy Materials and Voting

     Pursuant to new rules recently adopted by the Securities and Exchange Commission (the "SEC") the Company has elected to provide shareholders access to proxy materials over the Internet. Accordingly, the Company has sent a Notice of Internet Availability of Proxy Materials (the "Notice") to shareholders of record and beneficial owners. All shareholders will have the ability to access the proxy materials on a website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy material over the Internet or to request a printed copy may be found on the Notice. In addition, shareholders may request to receive proxy materials in printed form by mail on an ongoing basis.

     Shareholders of record may vote in one of four ways: (i) by internet at https://secure.amstock.com/voteproxy/login2.asp, (ii) by toll-free telephone by following instructions on the proxy card, (iii) by completing and mailing your proxy card, or (iv) by written ballot at the Annual Meeting. A Company representative will give shareholders of record a ballot when they arrive. Beneficial owners may vote by following the voting instructions sent by their broker, trustee or nominee.

     The cost of soliciting proxies will be borne by the Company. In addition to the solicitation of proxies by mail, the Company also may solicit proxies personally or by telephone or telegraph through its directors, officers, and regular employees. The Company also will request persons, firms, and corporations holding shares in their names or in the name of nominees that are beneficially owned by others to send proxy materials to and obtain proxies from those beneficial owners and will reimburse the holders for their reasonable expenses in doing so.

     We plan to take advantage of the householding rules of the SEC that permit us to deliver one set of the proxy materials, one annual report and one Notice to shareholders who have the same address, unless they request otherwise. Doing so will allow us to reduce the expenses of delivering duplicate materials. We will continue to send a separate proxy card for each shareholder residing in a shared address.

Quorum Requirement

     Consistent with state law and the Company's Bylaws, a majority of the shares entitled to vote on a particular matter, present in person or represented by proxy, constitutes a quorum as to such matter. Persons appointed by the Company to act as election inspectors for the meeting will count votes cast by proxy or in person at the Annual Meeting. Generally, abstentions and broker non-votes will not be counted as votes cast for proposals submitted to the Company's shareholders and will have no effect on the result of the vote, although they will count toward the presence of a quorum.

     If a quorum is present, the affirmative vote of the holders of a plurality of the votes properly cast for the election of directors at the Annual Meeting is required to elect the four nominees for election for three-year terms expiring in 2012 and one nominee for election to complete the remainder of the term of a director who retired, which expires in 2010. Abstentions will not be treated as votes cast and will therefore have no effect on the outcome of the vote.

     Approval of each of the other proposals requires the affirmative vote of a majority of the votes cast at the annual meeting. Abstentions from voting, as well as broker non-votes, if any, are not treated as votes cast and, therefore, will have no effect on the outcome of the vote on any proposal.

Voting Procedures

     A copy of the Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the SEC, but excluding exhibits, is provided with this Proxy Statement. Shareholders may obtain a copy of the exhibits to the Annual Report on Form 10-K, free of charge, upon writing Allyson Cwiek, Secretary, at Carrollton Bancorp, 7151 Columbia Gateway Drive, Suite A, Columbia, Maryland 21046. Shareholders also may access a copy of the Form 10-K including exhibits on the SEC Website at www.sec.gov or through the Company's Website at www.carrolltonbank.com. Click on "About Us" - "SEC Filings".

     Shareholders who share the same address may receive only one Annual Report on Form 10-K and Proxy Statement, unless the shareholder has provided the Company with contrary instructions. Shareholders who wish to receive separate copies of the Annual Report on Form 10-K and Proxy Statement, and shareholders sharing an address who received multiple copies of these documents but wish to request delivery of single copies of them should follow the instructions provided by the shareholder's brokerage firms or banks or contact Allyson Cwiek at the above address or by phone at 410.536.7332 or 800.222.6656.

Submission of Matters to a Vote of Shareholders

     There have been no matters submitted to a vote of the Company's shareholders since the Company's 2008 Annual Shareholders' Meeting held on May 13, 2008.

Voting Securities

     The close of business on March 25, 2009 has been fixed by the Board of Directors as the record date for determining the shareholders entitled to receive notice of and to vote at the Annual Meeting.

     There were 2,564,988 shares of Common Stock, $1.00 par value per share, outstanding as of March 9, 2009, each entitled to one vote.

                        PROPOSAL 1: ELECTION OF DIRECTORS

     The Board of Directors has set the total number of directors at 12, in accordance with the Company's Charter and Bylaws. The Company's Board of Directors is divided into three classes, as nearly equal as possible. Each year the directors in one class are elected to serve for a term of three years, or until their respective successors are duly elected and qualified. The shareholders will vote at this Annual Meeting for the election of four directors for the three year term expiring at the Annual Meeting of Shareholders in 2012 and one director to serve for a remaining one year term expiring at the Annual Meeting of Shareholders in 2010.

     The directors nominated to be elected to serve for three-year terms expiring at the Annual Meeting of Shareholders in 2012 and until their successors are duly elected and qualified are Messrs. Counselman, Hessler and Ryan and Ms. Phipps, and the director nominated to be elected to serve for a one-year term expiring at the Annual Meeting of Shareholders in 2010 and until his successor is duly elected and qualified is Mr. Rogers, III.

     The proxies solicited hereby, unless directed to the contrary, will be voted "FOR" the election as directors of all five nominees listed in the following tables. A plurality of the shares voted at the Annual Meeting at which a quorum is present is sufficient to elect a nominee as a director.

     The Board of Directors unanimously recommends a vote "FOR" the election of each of the nominees named below as directors of the Company.

     In the event that any of the nominees should be unable to serve on the Board of Directors, the persons named in the proxy will vote for such substitute nominee or nominees as they, in their sole discretion, shall determine. The Board of Directors has no reason to believe that any nominee named herein will be unable to serve. Alternatively, the Board of Directors may elect to reduce the size of the Board of Directors.

     The following material shows, as of December 31, 2008, the names and ages of all nominees, the principal occupation and business experience of each nominee during the last five years and the year in which each nominee was first elected to the Board of Directors. The material also contains information on those directors whose terms continue beyond the date of the Annual Meeting.

Nominees for Director Whose Terms Expire in 2009

     Albert R. Counselman - Mr. Counselman, age 60, has served as a director of Carrollton Bank ("the Bank"), the principal subsidiary of the Company, since April 1985 and of the Company since its inception in 1990. Mr. Counselman was elected Chairman of the Board of the Company in January 2002. He has been President and Chief Executive Officer of Riggs, Counselman, Michaels & Downes, Inc., an insurance brokerage firm, since September 1987, and served in various executive positions with that firm from 1972 to September 1987.

     David P. Hessler - Mr. Hessler, age 52, has served as a director of the Bank since March 1999, and the Company since May 1999. He has been President and CEO of Eastern Sales & Engineering, an electrical contracting and service maintenance firm, since 1987 and was Vice President from 1986 to 1987. Mr. Hessler has been Vice President of Advanced Petroleum Equipment, a distributorship, since its inception in 1998. (1)(3)(4)

     Bonnie L. Phipps - Ms. Phipps, age 60, has served as a director of the Bank and of the Company since January 2, 2009. She has been President and CEO of St. Agnes Healthcare since December 2005. Prior to that, Ms. Phipps was President and CEO of St. Joseph's Health System in Atlanta, Georgia. She has held various positions in the healthcare field since 1974. (1)(2)(4) Effective January 2, 2009

     Francis X. Ryan - Mr. Ryan, age 57, has served as a director of the Bank and of the Company since January 25, 2007. Since 1991, Mr. Ryan has served as President of F.X. Ryan & Associates, Ltd., a management consulting firm. (4)

     William C. Rogers, III. - Mr. Rogers, age 53, has served as a director of the Bank and of the Company since September 2008. He has been a partner in the law firm of Rogers, Moore and Rogers and counsel to the Bank, since 1992. He has been a director of The Security Title Guarantee Corporation of Baltimore since 1983, and was President from 1993 until 2003. Mr. Rogers has been a director of Maryland Mortgage Company since 1983. Also, he has been Corporate Secretary and a director of Moreland Memorial Park Cemetery, Inc. since 1986.

Directors Continuing In Office

Directors Whose Terms Expire in 2010

     Robert J. Aumiller - Mr. Aumiller, age 60, currently is serving as a director of the Bank and the Company beginning with his appointment in 2001. He has been the Executive Vice President and General Counsel of MacKenzie Commercial Real Estate Services, LLC involved in brokerage and real estate development of various commercial real estate projects, since 1983.

     Charles E. Moore, Jr. - Mr. Moore, age 59, currently is serving as a director of the Bank and the Company beginning with his appointment in 2001. He is retired from being the Co-Founder, Director, President and CFO of TelAtlantic, a consolidation of rural telephone companies across the United States, from 1999 through 2007. (1)(2)(3)(4)

     John Paul Rogers - Mr. Rogers, age 73, has served as director of the Bank since 1970 and of the Company since its inception in 1990. Mr. Rogers has been Chairman of the Board of the Bank since February 1994. He was a partner of the law firm of Rogers, Moore and Rogers, counsel of the Bank, from 1970 until 1992. Mr. Rogers was senior title officer of The Security Title Guarantee Corporation of Baltimore from May 1991 until December 1992, having served as President from March 1989 until May 1991, and as Executive Vice President from March 1970 until March 1989.

Directors Whose Terms Expire in 2011

     Steven K. Breeden - Mr. Breeden, age 50, has served as a director of the Bank since June 1994 and of the Company since October 1995. Mr. Breeden is currently a managing member of Security Development LLC and related real estate and development companies, a position he has held since 1980. (2)(3)(4)

     Harold I. Hackerman - Mr. Hackerman, age 57, has served as a director of the Bank and the Company since February 2002. Since 1984, Mr. Hackerman has been Vice President of Ellin & Tucker, a certified public accounting firm, and has provided audit, accounting and consulting services since 1973. (1)(2)(4)(5)

     William L. Hermann - Mr. Hermann, age 67, has served as a director of the Bank and the Company since April, 2006. Mr. Herman is a retired certified public accountant; and, since 1981, the founder and Chief Executive Officer of William
L. Hermann, Inc., a financial management and consulting company. (1)(2)(4)

     Howard S. Klein - Mr. Klein, age 50, has served as a director of the Bank since March 1999 and of the Company since April 1999. Mr. Klein has been Vice President and General Counsel for Klein's Super Markets, a family-operated chain of seven full service supermarkets and related development and operating companies since 1987. (1)(4)

(1)  Member of the Audit Committee
(2)  Member of the Compensation Committee
(3)  Member of the Nominating/Corporate Governance Committee
(4)  Independent Director
(5)  Financial expert for Audit Committee

Family Relationships

     Mr. John Paul Rogers is Mr. William C. Rogers, III uncle. Mr. Howard S. Klein is married to Mr. John Paul Rogers' niece.

CORPORATE GOVERNANCE

Committees of the Board of Directors

     The Board of Directors has an Audit Committee, Nominating/Corporate Governance Committee, Compensation Committee, Executive Committee, Loan Committee, Strategic Plan Committee, Strategic Finance Committee, Facilities Committee, and an Asset/Liability Committee. The Audit Committee, the Compensation Committee, and the Nominating/Corporate Governance Committee are discussed below.

     The Audit Committee is composed of Messrs. Moore, Chairman Hackerman, Hermann, Klein and Ms. Phipps. Effective December 31, 2008, Mr. Hessler was replaced by Ms. Phipps. The Audit Committee is appointed by the Board to assist the Board in monitoring the integrity of the financial statements and of financial reporting, including the proper operation of internal and disclosure controls and procedures in accordance with the Sarbanes-Oxley Act of 2002, compliance with legal and regulatory requirements and the independence and performance of internal and external auditors. The Audit Committee reviews the Forms 10-K and 10-Q prior to filing. All members of the Audit Committee are "independent" as defined in applicable law, regulations of the SEC, the Federal Deposit Insurance Act and related regulations (the "FDIA"), and the Listing Standards of the NASDAQ Stock Market, Inc., (the "Listing Standards"). Members of the committee also meet all other applicable requirements of the SEC, FDIA, and Listing Standards for financial, accounting or related expertise. The Board of Directors has determined that Mr. Harold I. Hackerman qualifies as an audit committee financial expert under the Listing Standards and applicable securities regulations. During 2008, nine meetings of the Audit Committee were held. The Audit Committee also approves all insider loans. The Audit Committee may also examine and consider other matters relating to the financial affairs of the Company as it determines appropriate.

     The Compensation Committee is composed of Messrs. Hackerman, Chairman Hermann, Hessler and Ms. Phipps. Effective December 31, 2008, Messrs Breeden and Moore were replaced by Mr. Hessler and Ms. Phipps. Mr. Hermann was Chairman during 2008. All members of the committee are independent directors within the meaning of the Listing Standards. The purpose of the Compensation Committee is to review and approve major compensation and benefit policies of the Company and the Bank. In addition, the Compensation Committee recommends to the Board the compensation to be paid to all officers, Senior Vice President and above, of the Company and Bank. The Compensation Committee also administered the Carrollton Bancorp 2007 Equity Plan (the "2007 Equity Plan") and the Carrollton Bancorp 1998 Long Term Incentive Plan, as amended (the "1998 Plan"). No new grants will be made under the 1998 Plan. During 2008, four meetings of the Compensation Committee were held.

     The Nominating/Corporate Governance Committee is composed of Messrs. Hessler, Chairman Breeden, and Moore. Members of the committee are independent directors within the meaning of the Listing Standards. The purposes of the Nominating/Corporate Governance Committee are (a) to assist the Board by identifying individuals qualified to become Board members and to recommend to the Board nominees for the next annual meeting of shareholders, (b) to recommend to the Board the corporate governance principles applicable to us, (c) to lead the Board in its annual review of its performance, and (d) to recommend to the Board members the chairpersons of each committee. During 2008, there was one meeting of the Nominating/Corporate Governance Committee.

Code Of Ethics

     The Company has a Code of Ethics that applies to all of its employees and directors with a specific code applicable to the Chief Executive Officer, Chief Financial Officer, and the Controller. The code of ethics is posted on the Company's website at www.carrolltonbank.com.

DIRECTOR COMPENSATION

     Directors who are not employees of the Company or Bank received a monthly retainer fee of $1,000 for Board meetings and an additional $300 for attending each Board meeting and between $200 and $600 for each committee meeting attended. The Chairman of the Board of the Company and Bank received a monthly fee of $1,450. Directors do not receive additional fees for their service as directors of the Company. In addition, each non-employee director serving on the Board of Directors on the date of the Annual Meeting receives, pursuant to the 2007 Equity Plan, a grant of 300 shares of unrestricted stock. The Directors Deferred Compensation Plan (the "Plan") was frozen as of 1990. No new participants have entered the Plan since 1990. No new grants will be made under the 1998 Plan. However, incentive stock options issued under the 1998 Plan will remain outstanding until exercised or until the tenth anniversary of the grant date of such options. Options have a maximum term of ten years and an exercise price that may not be less than 100% of the closing price of the common stock on the date of the grant. Director's options are included in the computation of share dilution.

     The following table sets forth the compensation paid to the Company's directors during the year ended December 31, 2008.

                          2008 Directors' Compensation

                                                                                            Change in
                                                                                          Pension Value
                                                                                               and
                                                                                           Nonqualified
                             Fees Earned                                                     Deferred
                                  or                         Option       Non-Equity       Compensation
                            Paid in Cash   Stock Awards      Awards     Incentive Plan       Earnings        All Other
Name                             (1)            (2)            (3)       Compensation          (4)         Compensation   Total
--------------------------------------------------------------------------------------------------------------------------------
Robert J. Aumiller              $18,700         $4,200         $158           --              --               --        $23,058
Steven K. Breeden                22,950          4,200          158           --              --               --         27,308
Albert R. Counselman             17,700          4,200          158           --              --               --         22,058
Harold I. Hackerman              20,200          4,200          158           --              --               --         24,558
William L. Hermann               22,350          4,200          158           --              --               --         27,128
David P. Hessler                 22,950          4,200          158           --              --               --         27,308
Howard S. Klein                  21,800          4,200          158           --              --               --         26,158
Charles E. Moore, Jr.            24,400          4,200          158           --              --               --         28,758
John P. Rogers                   26,600          4,200          158           --              --               --         30,958
William C. Rogers, Jr. (5)       21,250          4,200          158           --              --               --         25,608
William C. Rogers, III            4,500             --           --           --              --               --          4,500
Francis X. Ryan (6)              30,050          4,200          413           --              --               --         34,663

(1)  Please see the description of the directors' fees above.

(2) Stock was awarded pursuant to the 2007 Equity Plan approved at the May 13, 2008 Annual Meeting.

(3) There were no new stock options granted in 2008. The amounts shown represent the amount of stock-based compensation expense related to stock options recognized during 2008 in accordance with SFAS 123R. At December 31, 2008, directors held the unexercised (vested and unvested) options for the following number of shares: Aumiller - 2,100, Breeden - 5,040, Counselman - 1,260, Hackerman - 3,780, Hermann - 630, Hessler - 5,040, Klein - 1,260, Moore - 630, P. Rogers - 4,410, W. Rogers, Jr. - 2,510, Ryan
     - 630.

(4) We report earnings on nonqualified deferred compensation in this table only to the extent such earnings are preferential or "above market."

(5) Mr. William C. Rogers, Jr. retired from the board of the Bank and the Company effective December 26, 2008 after 53 years of service.

(6) Mr. Ryan received a fee of $12,250 for consulting services to the Company in 2008.

Attendance at Board Meetings and Annual Meetings

     The Board of Directors of the Company met six times and the Board of Directors of the Bank met twelve times during the year ended December 31, 2008. The Board of Directors of the Bank meets regularly twelve times each year. No director attended fewer than 75% of the total number of meetings of both Boards and each committee to which they were assigned during the year ended December 31, 2008. The Company expects, but does not require, directors to attend the annual meeting of shareholders. All of our directors attended last year's annual meeting of shareholders.

Shareholder Communications with the Board

     Shareholders may send communications to the Board by mailing the same addressed to: Board of Directors, Carrollton Bancorp, 7151 Columbia Gateway Drive, Suite A, Columbia, Maryland 21046.

Director Nomination Process

     The Nominating/Corporate Governance Committee operates pursuant to a charter adopted by the Board, a copy of which, can be found on the Company's website at www.carrolltonbank.com.

     In recommending director nominees, the Nominating/Corporate Governance Committee will consider candidates recommended by the Company's shareholders. Notice of Nominees to the Board recommended by shareholders must be timely, delivered in writing to the Secretary of the Company prior to the meeting. To be timely, the notice must be delivered within the time permitted for nomination of directors in Article I, Section VII of the Bylaws of the Company. The notice must include:

     o information regarding the shareholder making the nomination, including name, address, and the number of shares of our stock beneficially owned by the shareholder; and

     o the name, age, principal occupation or employment and residence and business address of the person(s) being nominated and such other information regarding each nominee that would be required in a proxy statement filed pursuant to the proxy rules adopted by the Securities and Exchange Commission if the person had been nominated for election by or at the direction of the Board of Directors.

     The Nominating/Corporate Governance Committee will evaluate nominees recommended by shareholders against the same criteria that it uses to evaluate other nominees. Whether recommended by a shareholder or chosen independently by the Nominating/Corporate Governance Committee, a candidate will be recommended for nomination based on his or her talents in relation to the talents of the existing Board members and the needs of the Board. It is the goal of the Nominating/Corporate Governance Committee in recommending director nominees to foster relationships among directors that are complimentary and that will make the Board most effective.

     A candidate, whether recommended by a Company shareholder or otherwise, will not be considered for nomination unless he or she (i) is of good character,
(ii) is a citizen of the United States, (iii) owns shares of the Company's common stock, the aggregate value of which is not less than $500, as determined in accordance with the Financial Institutions Article of the Annotated Code of Maryland, and (iv) satisfies all other requirements imposed under applicable law. Additionally, the Nominating/Corporate Governance Committee believes that it is important for candidates recommended for nomination to have the ability to attract business to the Company, live or work within the communities in which the Company operates, and possess the skills and expertise necessary to provide leadership to the Company. Certain Board positions, such as Audit Committee membership, may require other special skills or expertise. To identify potential nominees for the Board, the Nominating/Corporate Governance Committee first evaluates the current members of the Board willing to continue in service. Current members of the Board are considered for re-nomination, balancing the value of their continued service with that of obtaining new perspectives and in view of our developing needs. If necessary, the Nominating/Corporate Governance Committee then solicits ideas for possible candidates from a number of sources, which can include other Board members, senior management, individuals personally known to members of the Board and research. The Nominating/Corporate Governance Committee may also retain a third party to assist it in identifying potential nominees; however, the committee has not done so in the past.

     The Nominating/Corporate Governance Committee is responsible for assembling and maintaining a list of qualified candidates to fill vacancies on the Board. The Nominating/Corporate Governance Committee periodically reviews this list and researches the talent, skills, expertise, and general background of these candidates.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth, as of December 31, 2008 certain information concerning shares of the Common Stock of the Company beneficially owned by (i) the executive officers of the Company and Bank; (ii) all current directors and nominees for directors of the Company and the Bank; (iii) all directors and executive officers of the Company and the Bank as a group; and (iv) other significant shareholders.

                                                                Amount and Nature
Beneficial Owner                                             of Beneficial Ownership            Percent of Class
----------------------------------------------------------------------------------------------------------------
Executive Officers:
Chief Executive Officer - Bank and Company: Robert A. Altieri       39,698(2)                           1.55%
Senior Vice President - Bank and Company: Michael J. Camiel          2,000(3)                              *
Senior Vice President - Bank and Company: Gary M. Jewell            28,483(4)                           1.11%
Senior Vice President - Bank and Company: William D. Sherman         6,000(5)                              *
Senior Vice President - Bank and Company: Lola B. Stokes               105                                 *
Senior Vice President - Bank and Company: James M. Uveges            7,500(6)                              *

DIRECTORS:
Robert J. Aumiller - Bank and Company                                8,055(7)                              *
Steven K. Breeden - Bank and Company                                23,718(8)                              *
Albert R. Counselman - Bank and Company                             40,773(9)                           1.59%
Harold I. Hackerman - Bank and Company                               9,303(10)                             *
William L. Hermann - Bank and Company                                2,120(11)                             *
David P. Hessler - Bank and Company                                 11,856(12)                             *
Howard S. Klein - Bank and Company                                  16,837(13)                             *
Charles E. Moore, Jr. - Bank and Company                            14,420(14)                             *
John Paul Rogers - Bank and Company                                141,376(15)                          5.51%
William C. Rogers, III - Bank and Company                           96,135(16)                          3.75%
Francis X. Ryan -  Bank and Company                                 11,243(17)                             *
All Directors and Executive Officers of the Company as a
  Group (17 persons)                                               449,578(18)                         17.53%

*    Less than 1%

(1) Unless otherwise indicated, the named person has sole voting and investment power with respect to all shares.

(2) Includes 1,157 shares owned jointly by Mr. Altieri and his wife, 191 shares Mr. Altieri holds as trustee for minor children under the Maryland Uniform Gifts to Minors Act, and 38,350 fully vested options to purchase shares at an exercise price of between $10.94 and $15.41 per share.

(3) Includes 2,000 fully vested options to purchase shares at an exercise price of $14.50 per share.

(4) Includes 4,050 shares owned by Mr. Jewell and his wife and 24,433 fully vested options to purchase shares at an exercise price of between $12.67 and $17.16 per share.

(5) Includes 6,000 fully vested options to purchase shares at an exercise price of between $14.50 and $16.02 per share.

(6) Includes 2,500 shares owned by Mr. Uveges and 5,000 fully vested options to purchase shares at an exercise price of $14.85 per share.

(7) Includes 6,065 shares owned jointly by Mr. Aumiller and his wife and 1,890 fully vested options to purchase shares at an exercise price of between $14.45 and $16.31 per share.

(8) Includes 13,295 shares owned jointly by Mr. Breeden and his wife and 4,830 fully vested options to purchase shares at an exercise price of between $9.71 and $16.69 per share.

(9) Includes 1,050 fully vested options to purchase shares at an exercise price of between $14.45 and $16.31 per share, but excludes 23,944 shares owned by Mr. Counselman's wife.

(10) Includes 5,299 shares owned jointly by Mr. Hackerman and his wife, and 3,570 fully vested options to purchase shares at an exercise price of between $12.11 and $16.31 per share.

(11) Includes 420 fully vested options to purchase shares at an exercise price of $18.03 per share.

(12) Includes 1,470 shares owned jointly by Mr. Hessler and his wife and 4,830 fully vested options to purchase shares at an exercise price of between $9.71 and $16.31 per share.

(13) Includes 1,680 shares owned by Colgate Investments, LLP, of which Mr. Klein is partner and 2,079 shares Mr. Klein holds as trustee for minor children under the Maryland Uniform Gifts to Minors Act. Also includes 1,050 fully vested options to purchase shares at an exercise price of between $14.45 and $16.31 per share.

(14) Includes 420 fully vested options to purchase at an exercise price of between $14.45 and $16.31. Excludes 18,000 shares owned by Mr. Moore's wife and 4,689 shares of which Mrs. Moore has voting control as a personal representative of an estate.

(15) Includes 4,200 fully vested options to purchase shares at an exercise price of between $12.11 and $16.31 per share. Also includes 63 shares owned by The Security Title Guarantee Corporation of Baltimore and 9,981 shares owned by Maryland Mortgage Company of which Mr. Rogers is a principal shareholder.

(16) Includes 63 shares owned by The Security Title Guarantee Corporation of Baltimore of which William C. Rogers, III is a shareholder and Director. Also includes 1,110 shares Mr. Rogers holds as custodian for his children. Includes 13,015 shares owned by the Moreland Memorial Park Bronze Perpetual Care Trust Fund, 47,470 owned by the Moreland Memorial Park Perpetual Care Fund, 9,981 shares owned by Maryland Mortgage Company of which William C. Rogers, III is Vice President and Director and 5,506 shares owned by HEWI Partnership of which Mr. Rogers is an owner/partner. Also includes 7,429 shares of which Mr. Rogers has voting control as a trustee of three trusts.

(17) Includes 4,140 shares owned by Semper Finance, Inc. of Maryland and 4,703 shares owned by Semper Finance, Inc. of Pennsylvania of which Mr. Ryan is President and principal owner. Also includes 210 fully vested options to purchase shares at an exercise price of $17.25 per share.

(18) All directors, executive officers and other significant shareholders may be contacted at the Company's corporate offices by addressing correspondence to the appropriate person, care of Carrollton Bancorp, 7151 Columbia Gateway Drive, Suite A, Columbia, Maryland, 21046.

CERTAIN BENEFICIAL OWNERS

     The table below includes all of the shareholders of the Company known by the Company to beneficially own more than five percent of its Common Stock as of December 31, 2008 unless otherwise indicated.

                                                                                                     Common
                                                                                                      Stock
                                                                                                  Beneficially
                                                                                                   Owned as a
                                                                                                   Percentage
                              Common                                                                   of
                               Stock          Investment Power               Voting Power          Outstanding
Name and address of        Beneficially  ---------------------------- ---------------------------    Common
Beneficial Owner               Owned        Sole     Shared    None     Sole      Shared    None      Stock
---------------------------------------------------------------------------------------------------------------
John Paul Rogers*              141,376      131,332     10,044          131,332      10,044            5.51%
46 C Queen Anne Way
Chester, MD 21619
William C. Rogers, Jr.*        210,372        4,580    205,792            4,580     205,792            8.20%
6 South Calvert Street
Baltimore, MD 21202
Patricia A. Rogers*            108,426       98,382     10,044           98,382      10,044            4.23%
P.O. Box 246
Gibson Island, MD 21056

     *The information furnished is based upon information contained in a respective Schedule 13G filed with the SEC, a copy of which was provided to the Company.

Executive Officers

     Certain information regarding significant employees of the Company and Bank other than those previously mentioned is set forth below:

Robert A. Altieri - Mr. Altieri, age 47, has been President and Chief Executive Officer of both the Bank and Company since his appointment in February 2001. Mr. Altieri previously was the Senior Vice President - Lending of the Bank since June 1994, and Vice President - Commercial Lending since September 1991.

Michael J. Camiel - Mr. Camiel, age 55, has been Senior Vice President - Chief Credit Officer since March 2007. He was previously Vice President - Chief Credit Officer from March 2003 to March 2007. Prior to joining the Bank, Mr. Camiel was a Relationship Manager with Maryland Department of Business and Economic Development from June 1999 to March 2003.

Gary M. Jewell - Mr. Jewell, age 62, has been Senior Vice President - Electronic Banking since July 1998. He was previously Senior Vice President and Retail Delivery Group Manager from March 1996 to July 1998. Prior to joining the Bank, Mr. Jewell was Director of Product Management and Point of Sale Services for the MOST EFT network in Reston, Virginia from March 1995 to March 1996.

Deanna L. Lintz - Ms. Lintz, age 40, has been Senior Vice President - Branch Administration since March 2007. She was previously Relationship Manager/Business Banking for M&T Bank from February 2006 to March 2007. Ms. Lintz held a similar position at Provident Bank from September 2004 to February 2006. Prior to September 2004, Ms. Lintz spent 14 years with Bank of America where she held a variety of positions.

William D. Sherman - Mr. Sherman, age 57, has been Senior Vice President - Chief Lending Officer since March 23, 2007. He was previously the Team Leader for Commercial Real Estate Lending from April 2003 through March 2007. Prior to working at Carrollton Bank, Mr. Sherman was in Commercial Real Estate Lending with Susquehanna Bank from April 1998 through April 2003.

Lola B. Stokes - Mrs. Stokes, age 51, has been Senior Vice President and Compliance/CRA Director of the Bank since June 2006. She was previously Senior Vice President in charge of Bank Secrecy Act at Provident Bank since January 2005. Prior to that, Mrs. Stokes held the position of Vice President of Compliance at Carrollton Bank from July 2000 to January 2005.

James M. Uveges - Mr. Uveges, age 58, has been Senior Vice President and Chief Financial Officer of the Company and Bank since June 6, 2005. He was previously an Interim Executive Consultant from May 2004 to June 2005. Prior to that, Mr. Uveges held the position of Senior Vice President and Chief Financial Officer at Spectera, Inc. from March 1999 to April 2004, Susquehanna Bank from January 1998 to February 1999 and American National Bancorp from 1990 to 1997.

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Philosophy and Program

     The Company's executive compensation program is designed to:

     o Align the financial interests of the executive officers with the long-term interests of the Company's shareholders;

     o Attract and retain high performing executive officers to lead the Company to greater levels of profitability; and

     o Motivate and incent executive officers to attain the Company's earnings and performance goals.

     The compensation program for the Company's executive officers has four primary components:

     o    base salary;

     o    annual incentive awards;

     o    long-term equity-based awards; and

     o    employee benefits as well as perquisites.

     The Compensation Committee has the authority to obtain the advice and assistance of legal or independent compensation consulting firms as it deems desirable or appropriate. In developing the compensation program for 2008, the Compensation Committee conducted a review of the executive compensation program.

     The Compensation Committee operates pursuant to a charter adopted by the Board, a copy of which, can be found on the Company's website at www.carrolltonbank.com.

     The philosophy is to pay conservatively competitive base salaries based on company and individual experience, performance, and contributions. Short-term incentives, generally payable in cash, and long-term incentives, generally provided through equity based awards, are targeted to be competitive but depend more heavily upon Company performance than does base pay. Total compensation and accountability are intended to increase with position and responsibility.

     The Company recognizes that executives have significant influence on the overall financial results of the Company and aligns the financial interests of the executive officers with the long-term interests of the shareholders by using equity-based awards that increase in value as shareholder value increases and by choosing financial measures and goals for cash incentive compensation that are based on the key measures that drive the financial performance of the Company.

Effect of the Emergency Economic Stabilization Act of 2008

     On October 14, 2008, the United States Department of Treasury (the "Treasury Department") announced the Troubled Asset Relief Program Capital Purchase Program (the "Capital Purchase Program" or "CPP") under the Emergency Economic Stabilization Act of 2008 ("EESA"). Pursuant to the Capital Purchase Program, the Treasury Department would make preferred stock investments in participating financial institutions.

     We participated in the Capital Purchase Program in 2009 by selling preferred stock and a common stock purchase warrant to the Treasury Department. As a result, we became subject to certain executive compensation requirements under EESA, Treasury Department regulations, and the contract pursuant to which we sold such preferred stock. Those requirements apply to what the Treasury Department refers to as our Senior Executive Officers ("SEOs"). Presently, these are the same officers who are our Named Executive Officers (as defined herein). Those requirements are:

o Prohibition on Compensation that Provides an Incentive to Take Unnecessary and Excessive Risks. EESA prohibits us from providing incentive compensation arrangements that encourage our SEOs to take unnecessary and excessive risks that threaten the value of the financial institution.

o Risk Review. Treasury Department regulations require the Compensation Committee to review SEO incentive compensation arrangements with our senior risk officers to ensure that SEOs are not encouraged to take such risks. The regulations also require the Compensation Committee to meet at least annually with our senior risk officers to discuss and review the relationship between our risk management policies and practices and the SEO incentive compensation arrangements.

o Clawback. EESA requires us to recover any bonus or incentive compensation paid to an SEO where the payment is later found to have been based on statements of earnings, gains, or other criteria which prove to be materially inaccurate. We have made certain amendments to the employment agreements of certain SEOs (the "SEO Employment Agreements") to conform to the details of EESA. One cash bonus has been paid to an SEO in 2007 and 2008 based on the Company's Point of Sale revenue which has been paid to the Company.

o Golden Parachutes. We contractually agreed to abide by a provision of EESA which limits the amounts that can be paid under change in control and similar agreements which provide payments upon separation of service. EESA also amended
Section 280G of the Internal Revenue Code by expanding the definition of a parachute payment to include certain severance payments paid by reason of an involuntary termination or in connection with bankruptcy, liquidation or receivership of the employer. Each SEO has contractually agreed to abide by the limits imposed by EESA for so long as the limit applies to us and to him or her. The changes to the SEO Employment Agreements as a result of EESA and Section 280G are discussed below under the heading "Employment Agreements", below.

o Limit on Tax Deduction. A provision of EESA and Treasury Department regulations limits our tax deduction for compensation paid to any SEO to $500,000 annually. Each of our SEO's annual compensation is less than $500,000. The provision of EESA amended the Internal Revenue Code by adding 162(m)(5).
Section 162(m)(5) imposes the $500,000 deduction limit. In addition, prior to the amendment, certain performance based compensation paid under shareholder approved plans did not count toward such deduction limit. EESA and Section 162(m)(5) eliminate that exclusion for us. We discuss the effect of this provision in greater detail under the heading, "Tax and Accounting Implications", below.

o Binding SEO Agreements. Prior to selling our preferred stock to the Treasury Department, each of our SEOs executed a waiver which voluntarily waived any claim against the United States or the Company for any change in his or her compensation and other benefits to the extent necessary to comply with these EESA requirements. These waivers will remain effective for so long as the Treasury Department owns any of our CPP debt or equity securities. We publicly filed a form of these waivers with the SEC as Exhibit 10.2 to our Current Report on Form 8-K on February 17, 2009.

Effect of Treasury Department Guidelines Announced February 4, 2009

     On February 4, 2009, the Treasury Department announced executive compensation guidelines (the "Treasury Guidelines"). The Treasury Guidelines contain expansive new restrictions on executive compensation for financial institutions and other companies participating in the CPP. The Treasury Guidelines generally continue the existing restrictions under EESA and add substantially to them in several areas. Among other things, the Treasury Guidelines contemplate an absolute $500,000 annual compensation limit for senior executives under certain circumstances. The Treasury Guidelines do not define which executives would be subject to this limit, but do clarify that such limit would not apply to CPP participants unless they further participated in an exceptional assistance program or further participated in a generally available capital access program.

     However, the Treasury Guidelines are general in nature and appear to contemplate new rulemaking by Treasury before they become effective. Further, many, but not all of the elements of the Treasury Guidelines were incorporated into ARRA, discussed below.

Effect of the America Reinvestment and Recovery Act of 2009

     On February 17, 2009, President Obama signed into law the America Reinvestment and Recovery Act of 2009 ("ARRA"). ARRA contains expansive new restrictions on executive compensation for financial institutions and other companies participating in the CPP. These restrictions apply to us. ARRA amends the executive compensation and corporate governance provisions of EESA. In doing so it continues all the same compensation and governance restrictions and adds substantially to the restrictions in several areas. ARRA implements many, but not all, of the restrictions in the Treasury Guidelines and in several instances goes beyond the Treasury Guidelines. We already comply with many of the new requirements of ARRA, and will comply with all other new requirements of ARRA promptly after the Treasury Department publishes the regulations contemplated by ARRA.

     Some key features of the new executive compensation restrictions in ARRA are described below.

o ARRA prohibits bonus and similar payments to top employees. ARRA prohibits the payment of any "bonus, retention award, or incentive compensation" to our five Named Executive Officers and the next 20 most highly-compensated employees for as long as any CPP-related obligations are outstanding. The prohibition does not apply to bonuses payable pursuant to "employment agreements" in effect prior to February 11, 2009. ARRA does not explain how to identify the most highly-compensated employees and does not define "incentive compensation." The Treasury Guidelines do not contain a similar limit on bonuses. Instead, the Treasury Guidelines impose a $500,000 annual compensation cap for a company's senior executive officers, but allow the cap to be waived for all companies other than those receiving "exceptional" assistance. We have not received "exceptional assistance." Waiver under the Treasury Guidelines is conditioned on our full disclosure of compensation and allowing shareholders a non-binding "say on pay" vote.

o Limited amount of restricted stock excluded from bonus prohibition. "Long-term" restricted stock is excluded from ARRA's bonus prohibition, but only to the extent the value of the stock does not exceed one-third of the total amount of annual compensation of the employee receiving the stock, the stock does not "fully vest" until after all CPP-related obligations have been satisfied, and any other conditions which the Treasury Department may specify have been met. The Treasury Guidelines also exempt an unlimited amount of restricted stock from the $500,000 annual compensation cap described above. Neither ARRA nor the Treasury Guidelines explain how to value various items, such as equity compensation, indirect compensation such as benefits and taxes, when assessing this limit.

o Shareholder "say on pay" vote required. ARRA requires every company receiving CPP assistance to permit a non-binding shareholder vote to approve the compensation of executives as disclosed in the company's proxy statement. The Treasury Guidelines contain a similar requirement but only for companies receiving "exceptional" assistance. ARRA directs the SEC to adopt regulations within one year to implement "say on pay." We have included a "say on pay" proposal as Proposal 3 in this Proxy Statement.

o Stricter restrictions on "golden parachute" payments. EESA generally limited "golden parachute" payments to senior executives to 2.99 times the executives' base compensation. ARRA prohibits any payment to a senior executive officer or any of the next five most highly-compensated employees upon termination of employment for any reason for as long as any CPP-related obligations remain outstanding. For all companies other than companies receiving "exceptional" assistance, the Treasury Guidelines limit golden parachute payments to one time base compensation and only apply the limit to the senior executive officers.

o Broader bonus clawback requirements. EESA required companies participating in the CPP to recover any bonus or other incentive payment paid to a senior executive officer on the basis of materially inaccurate financial or other performance criteria. ARRA extends this recovery requirement to the next 20 most highly compensated employees in addition to the senior executive officers. This extension is consistent with the Treasury Guidelines.

o Prohibition on compensation plans that "encourage" earnings manipulation. ARRA prohibits CPP participants from implementing any compensation plan that would encourage manipulation of the reported earnings of the Company in order to enhance the compensation of any of its employees. The Treasury Guidelines do not contain a similar requirement.

o Board compensation committee required. ARRA requires CPP participants to establish a board compensation committee and requires the committee to meet at least semiannually to discuss and evaluate employee compensation plans in light of an assessment of any risk to the company posed by such plans. The Treasury guidelines do not contain a similar requirement.

o New reporting and certification requirements. ARRA requires the CEO and CFO of any publicly-traded company participating in the CPP to provide a written certification of compliance with the executive compensation restrictions in ARRA in the Company's annual filings with the SEC (presumably its annual report on Form 10-K or proxy statement). The Treasury Guidelines require reporting and certification as well but do not detail how the reporting and certification are to be accomplished. Recent guidance from the SEC indicates that the SEC is not currently requiring these certifications.

o Policy on luxury expenditures. ARRA requires each company participating in the CPP to implement a company-wide policy regarding excessive or luxury expenditures, including excessive expenditures on entertainment or events, office and facility renovations, aviation or other transportation services. This is consistent with the Treasury Guidelines which contain a similar requirement.

o Treasury review of prior payments. ARRA directs the Treasury Department to review bonuses, retention awards, and other compensation paid to the senior executive officers and the next 20 most highly-compensated employees of each company receiving CPP assistance before ARRA was enacted, and to "seek to negotiate" with the CPP recipient and affected employees for reimbursement if it finds any such payments were inconsistent with CPP or otherwise in conflict with the public interest.

     In addition to the above requirements, ARRA adopts and continues two requirements from EESA essentially unchanged:

o $500,000 annual deduction limit. Like EESA, ARRA prohibits CPP participants from deducting annual compensation paid to senior executive officers in excess of $500,000. The Treasury Guidelines, in contrast, contain the $500,000 annual compensation cap for senior executives described above (which may be waived by all companies other than those receiving "exceptional" assistance) but do not specifically address the deduction limit.

o No excessive risks. Like EESA, ARRA requires the Treasury Department to implement limits on compensation that exclude incentives for senior executive officers of a Company participating in the CPP to take unnecessary and excessive risks that threaten the value of the company for as long as any CPP-related obligation remains outstanding. The Treasury Department implemented this directive under EESA by requiring periodic compensation committee review and certification of the risk characteristics of a company's incentive compensation arrangements, and presumably these same review and certification requirements would apply going forward under ARRA. ARRA requires that the compensation committee perform such a review at least semi-annually.

     ARRA requires both the Treasury Department and the SEC to issue rules to implement these new executive compensation restrictions.

     Many aspects of the foregoing restrictions will not be clear until Treasury and the SEC publish new rules.

     The foregoing restrictions imposed by ARRA implement many, but not all, of the restrictions of the Treasury Guidelines. At the present time, the Treasury Department has not announced whether it intends to publish rules to implement the aspects of the Treasury Guidelines that were not addressed by ARRA.

     The Company has already implemented, or is in the process of implementing, the prior requirements of EESA. The Compensation Committee will consider the new limits on executive compensation of ARRA, the Treasury Guidelines, and any forthcoming regulations. When such regulations are published, the Compensation Committee promptly will make appropriate changes to the Company's executive compensation program, if needed.

Base Salary

     The Company believes that competitive base salaries are necessary to attract and retain high performing executive officers. In determining base salaries, the Compensation Committee considers the executive's qualifications and experience, scope of responsibilities and future potential, the goals and objectives established for the executive, the executive's past performance, as well as competitive salary practices at other financial institutions.

     With respect to the compensation of the Company's Chief Executive Officer, all of the members of the board of directors provide input and recommendations through a formal annual performance review process. The performance review of the Chief Executive Officer is generally based on objective criteria including performance of the Company, accomplishment of strategic objectives, development of management, and other measures of performance.

     The Compensation Committee compared the proposed compensation of Mr. Altieri, the Company's Chief Executive Officer, with independent studies published reflecting compensation information of the peer group commercial banking institutions participating in the study and with the compensation of executive officers of banking institutions, based on proxy information covering institutions comparable to the Company in terms of criteria including the nature and quality of operations, or geographic proximity. This group included financial institutions having high returns on assets, capital significantly in excess of that required by current federal regulations, and located within a 100 mile radius of Baltimore, Maryland so as to include companies operating in a comparable economic climate. No target was established in the comparison with this group of institutions.

     The average salary increase for the six Senior Vice Presidents in 2008 was 4.00%. The Chief Executive Officer received an increase of 4.00%. The base salary earned in 2008 by each of the Named Executive Officers is set forth in the "Summary Compensation Table."

Annual Incentive Plan

     All of the Company's Named Executive Officers participate in the Bonus Plan ("BP"). The BP encourages executive officers of the Company to work together as a team to achieve specific annual financial goals. The BP is designed to motivate executive officers of the Company to achieve strategic goals, strengthen links between pay and the performance of the Company and align management's interests more closely with the interests of the shareholders.

     The plan is designed to pay out a cash reward based on pre-established key performance indicators, which also has a minimum net income trigger that must be met before payouts may be made. The key performance indicators are:

     o Growth as measured by gross loans, noninterest bearing accounts, and interest-bearing accounts and repurchase agreements;

     o Pricing/profitability as measured through net interest margin, fee and service charge income;

     o Quality as measured through non-performing assets and net charge offs and

     o    Productivity as measured through efficiency ratio.

     Incentives are calculated based on budget and business plan goals as measured by the key performance indicators. For 2008, the budgeted amounts were approved at the December 2007 meeting of the Board of Directors. No payouts were made in 2008 based on the final Company performance for the year ended December 31, 2008. In 2008, Mr. Jewell received $33,438 in accordance with the terms of his employment agreement.

2007 Equity Plan

     The 2007 Equity Plan was approved at the Company's Annual Meeting of Shareholders held on May 15, 2007. All of the Company's Named Executive Officers participate in receiving equity awards under the Company's 2007 Equity Plan. The purpose of long-term compensation arrangements is to more closely align the financial interests of the executive officers with the long-term interests of the Company's shareholders. Vesting schedules for equity based awards also encourage officer retention. The 2007 Equity Plan provides for a variety of different types of compensation arrangements, such as stock options, restricted stock, stock appreciation rights, restricted performance stock, unrestricted company stock and performance unit awards, all of which increase in value as the value of the Common Stock increases. The Compensation Committee recommends, in its discretion, the form and number of equity based awards and the full Board of Directors approves the awards. The 2007 Equity Plan prescribes that all outstanding awards automatically become fully vested on such change in control, all restrictions, if any, with respect to such awards, shall lapse, and all performance criteria, if any, with respect to such awards, shall be deemed to have been met in full. The 2007 Equity Plan provides for automatic annual grants of 300 shares of unrestricted stock of the Company to each non-employee director serving on the Board of Directors on the date of the Annual Meeting of the Shareholders.

1998 Plan

     No new grants will be made under the 1998 Plan. However, incentive stock options issued under the plan will remain outstanding until exercised or until the tenth anniversary of the grant date of such options.

Potential Post-Employment Payments

     The Company has entered into certain SEO Employment Agreements and maintains certain plans that will require it to provide compensation to Named Executive Officers in the event of a termination of employment. Post-employment payments are provided for under the SEO Employment Agreements described in the "Executive Compensation - Employment Agreements" section of this Proxy Statement, the 2007 Equity Plan and the 1998 Plan.

Employment Agreements

     Upon termination without cause or upon a change in control, Mr. Altieri, Mr. Jewell, Mrs. Stokes and Mr. Uveges will be eligible for specific benefits under their respective SEO Employment Agreements. These benefits are outlined in the "Executive Compensation - Employment Agreements" section of this Proxy Statement.

Potential Payments Upon Termination

     The table below represents the lump sum maximum amount each Named Executive Officer would have been eligible to receive under their respective employment agreement upon a change in control or if their employment was terminated under one of the various scenarios described below as of December 31, 2008. Benefits payable under the Company's defined benefit/pension plan or 401(K) Plan are not included.

                                                       Involuntary
                            Quit/Termination for   Termination Not For
                                   Cause                  Cause            Change in Control
Name                                ($)                    ($)                    ($)
--------------------------------------------------------------------------------------------
Robert A. Altieri                     --                $ 515,736            $ 692,660
Gary M. Jewell                        --                  346,609              384,086
Lola B. Stokes                        --                  139,288              131,152
James M. Uveges                       --                  183,432              289,758

Tax and Accounting Implications

     Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to publicly held companies for compensation paid to the Chief Executive Officer and the four most highly compensated executive officers other than the Chief Executive Officer, to the extent that total compensation exceeds $1 million per covered officer in any taxable year. As discussed above, a provision of EESA and Treasury Department regulations now limit the Company's tax deduction for compensation paid to any SEO to $500,000 annually. The $1 million limitation previously applied only to compensation which was not considered to be performance-based. Compensation deemed paid by the Company in connection with disqualifying dispositions of incentive stock option shares or exercises of non-qualified stock options and stock appreciation rights granted under the 2007 Equity Plan qualifies as performance-based compensation for purposes of Section 162(m) if the grants were made by a committee of "outside directors" as defined under Section 162(m). As discussed above, however, a provision of EESA eliminated the exclusion for performance-based compensation for purposes of Section 162(m) for the Company.

     While we anticipate that any compensation deemed paid by us in connection with disqualifying dispositions of incentive stock option shares or exercises of non-qualified stock options and stock appreciation rights will qualify as performance-based compensation for purposes of Section 162(m), based on the provisions of EESA, such compensation will nevertheless be taken into account for purposes of the $500,000 limitation. Accordingly, all compensation deemed paid with respect to those stock options should no longer be deductible by us without limitation under Section 162(m) of the Internal Revenue Code. Compensation paid by us in connection with restricted stock, restricted performance stock, unrestricted stock and performance unit awards may be taken into account for purposes of the $500,000 limitation unless the non-employee director or key employee is not subject to Section 162(m) at the time the compensation is taken into account for purposes of Section 162(m).

     During 2008, none of the Company's SEOs received total compensation in excess of $500,000 and accordingly, all compensation paid to the Company's SEOs should be deductible by the Company without limitation under Section 162(m) of the Internal Revenue Code.

COMPENSATION COMMITTEE REPORT

     We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in the Company's Annual Report on Form 10-K for the year ended December 31, 2008.

The Compensation Committee

                  William L. Hermann, Chairman
                  Steven K. Breeden
                  Harold I. Hackerman
                  Charles E. Moore, Jr.

EXECUTIVE COMPENSATION

     The following table sets forth the compensation earned by or awarded to the Company's Chief Executive Officer, Chief Financial Officer, and the three most highly compensated other executive officers for 2008 (the "Named Executive Officers").

                           Summary Compensation Table

                                                                              Changes in
                                                                            Pension Value &
                                                                             Nonqualified
                                                         Stock      Option     Deferred        All Other
Named Executive Officer                                  Awards     Awards    Compensation   Compensation
and principal position       Year    Salary       Bonus    (1)       (2)      Earnings(3)         (4)          Total
----------------------------------------------------------------------------------------------------------------------
Robert A. Altieri            2008   $234,000     $  --     --           --      $7,774           $20,252      $262,026
President &                  2007    225,000        --     --           --       7,278            18,037       250,315
Chief Executive Officer      2006    215,000        --     --           --       6,822            18,383       240,205

James M. Uveges              2008    163,800        --     --           --          --            20,191       183,991
Senior Vice President &      2007    157,500        --     --           --          --            19,445       176,945
Chief Financial Officer      2006    150,000        --     --           --          --             9,602       159,602

William D. Sherman           2008    142,800        --     --           --         968             7,252       151,020
Senior Vice President        2007    131,865        --     --           --         896             7,150       139,911
                             2006    109,387        --     --           --         830             4,816       115,033

Gary M. Jewell               2008    133,750    33,438     --           --      10,068             9,982       187,237
Senior Vice President        2007    125,000    31,250     --           --       9,250            10,797       176,297
                             2006    120,000    30,000     --        5,000       8,526            11,332       169,858

Lola B. Stokes               2008    122,200        --     --           --       1,232             6,947       130,380
Senior Vice President(5)     2007    117,500        --     --           --       1,149             6,787       124,364
                             2006     57,961        --     --           --       1,072             3,420        61,453

(1)  No stock awards were made in 2008, 2007, or 2006.

(2) All unexercised options to Named Executive Officers were fully vested at December 31, 2005.

(3) The pension plan was frozen effective December 31, 2004. No new participants entered the plan after December 2004.

(4) Amount includes 3% of Named Executive Officer's salary as a safe harbor contribution and 50% of the 401(K) contribution up to 6% of compensation as a matching contribution to the Bank's 401(K) plan, compensation attributed to the portion of the premium paid by the Bank for a group term life insurance policy for coverage in excess of $50,000 and personal use of a Company vehicle. None of the values of individual benefits and perquisites exceeded $25,000.

(5) Mrs. Stokes was rehired in June 2006. She was originally hired in July 2000 and resigned January 2005.

Outstanding Equity Awards At 2008 Fiscal Year End

     The following table shows all outstanding equity awards held by Named Executive Officers as of December 31, 2008:

                  Outstanding Equity Awards at Fiscal Year-End

                                                 Option Awards
                                 Number of Securities        Number of Securities
                                      Underlying                  Underlying
                                     Unexercised                  Unexercised                                Option
                                     Options (#)                  Options (#)           Option Exercise    Expiration
Name                                 Exercisable                 Unexercisable             Price ($)          Date
----------------------------------------------------------------------------------------------------------------------
Robert A. Altieri                        6,300                           --                  $15.419       5/13/2009
                                         3,150                           --                   13.452       7/27/2010
                                        10,500                           --                   10.943       5/24/2011
                                         8,400                           --                   12.667       7/25/2012
                                        10,000                           --                   14.500      12/15/2015

James M. Uveges                          5,000                           --                   14.850        6/6/2015

William D. Sherman                       3,000                           --                   16.020       7/22/2014
                                         3,000                           --                   14.500      12/15/2015

Gary M. Jewell                           6,300                           --                   15.419       5/13/2009
                                         3,150                           --                   13.452       7/27/2010
                                         1,650                           --                   12.667       7/25/2012
                                         5,000                           --                   16.020       7/22/2014
                                         5,000                           --                   14.500      12/15/2015
                                         5,000                        1,667                   17.160      12/31/2016

Lola B. Stokes                              --                           --                       --

Grants of Plan-Based Awards

     The following table contains information concerning the grant of stock options under the 2007 Equity Plan and the 1998 Plan during the year ended December 31, 2008.

                                                                              Exercise or Base
                                                  Number of Securities        Price of Option
Name                            Grant Date         Underlying Options         Awards ($1/sh)
-----------------------------------------------------------------------------------------------
Robert A. Altieri                      --                    --                $     --
James M Uveges                         --                    --                      --
William D. Sherman                     --                    --                      --
Gary M. Jewell                         --                    --                      --
Lola B. Stokes                         --                    --                      --

     A total of 3,600 unrestricted shares without terms and conditions thereon were granted in 2008 and 2007 under the 2007 Equity Plan to directors. Stock options for 630 shares were granted to Mr. Francis Ryan in January 2007 under the 1998 Plan.

Option Exercises and Stock Vested

         The following table shows exercises of stock by the Company's Named Executive Officers during the year ended December 31, 2008 and the value realized by them:

                                                     Option Awards
                                          Number of Shares
                                            Acquired on         Value Realized
Name                                          Exercise           on Exercise
--------------------------------------------------------------------------------
Robert A. Altieri                                   --            $   --
James M. Uveges                                     --                --
William D. Sherman                                  --                --
Gary M. Jewell                                   2,550             4,776
Lola B. Stokes                                      --                --

Employment Agreements

     On February 13, 2009, as part of the CPP, the Company entered into a Letter Agreement, and the related Securities Purchase Agreement - Standard Terms (collectively, the "Purchase Agreement"), with the Treasury Department, pursuant to which the Company issued (i) 9,201 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, liquidation preference $1,000 per share ("Series A Preferred Stock"), and (ii) a warrant to purchase 205,379 shares of the Company's common stock, par value $1.00 per share.

     Under the terms of the EESA, in order for the Company to participate in the CPP each SEO of the Company and the Bank signed a waiver which voluntarily waived any claim against the United States or the Company for any changes to his or her compensation or benefits that are required to comply with the regulation issued by the Treasury Department as published in the Federal Register on October 20, 2008. Each SEO Employment Agreement was amended to: (a) incorporate all provisions required for compliance with the executive compensation provisions and regulations of the EESA (the "EESA Executive Compensation Provisions"); and (b) modify such provisions of such SEO Employment Agreements which are inconsistent with or in violation of the EESA Executive Compensation Provisions and the regulations promulgated thereunder, to the extent necessary to comply with the EESA Executive Compensation Provisions and the regulations promulgated thereunder.

     Without limiting the generality of the foregoing, the provisions of Section 6 of each SEO Employment Agreement were modified to provide that anything contained therein to the contrary notwithstanding, the Company or the Bank, as applicable, or any "acquiring institution" (as such term is used in each of the SEO Employment Agreements) would not be required to make any payment or provide any benefit to the SEO which would constitute a "golden parachute payment" in violation of Section 111(b)(2)(C) of EESA and the regulations promulgated thereunder. The amendments to the SEO Employment Agreements will cease to be of any force or effect if and when the Treasury Department ceases to hold an equity or debt position in the Company acquired under the CPP and the Company and the Bank are no longer required to comply with the relevant provisions of the EESA and the regulations promulgated thereunder.

     On August 1, 2007, the Company and the Bank (which for purposes of such employment agreement are referred to as the "Bank") entered into an employment agreement with Robert A. Altieri, President and Chief Executive Officer. The term of the agreement began on August 1, 2007 and is effective for three years. As part of the agreement, the Bank will pay Mr. Altieri a minimum annual base salary of $234,000. At the end of each calendar year, Mr. Altieri may receive a cash bonus not to exceed 40% of his base salary. The amount of the bonus will be determined by the Compensation Committee based on defined goals and objectives established by the foresaid committee and the Board of Directors. In addition, Mr. Altieri is entitled to participate in all employee benefit plans and arrangements as offered by the Bank to all employees and officers and is entitled to a Bank-owned car. In the event that the Bank terminates Mr. Altieri without cause, he will be entitled to receive his then current monthly salary for up to twenty-four months. In the case of termination as a result of any sale of the Bank, Mr. Altieri will receive a severance package to include: (i) three years of his current base salary; (ii) continuation for a period of eighteen months of all medical and long-term disability insurance in amounts and subject to the provisions in effect as of the date of sale and for a period of six months thereafter, said insurance, if available at the same cost, will be provided to Mr. Altieri and, if not available at the same cost, the Bank shall pay monthly an amount of money equal to the monthly premium paid by the Bank for the insurance in the eighteen month after Mr. Altieri's termination; and (iii) at Mr. Altieri's option, he can purchase the Bank-owned car assigned to him at no cost to him except for transfer costs. Additional provisions include a non-compete clause which for two years following the termination of Mr. Altieri's employment without cause, prohibits Mr. Altieri from soliciting customers of the Bank and within an area of thirty-five miles from the Bank's then main office, Mr. Altieri will not accept employment with a bank, thrift or credit union as a President, senior officer or in a managerial capacity. Mr. Altieri is also required to develop a plan of succession.

     On June 13, 2007, the Bank entered into an employment agreement with Gary
M. Jewell, Senior Vice President, Electronic Banking. The term of the agreement began on June 8, 2007 and is effective for three years. As part of the agreement, the Bank will pay Mr. Jewell a minimum annual base salary of $133,750. At the end of each calendar year, Mr. Jewell shall receive a cash bonus of 25% of his base salary provided the annual Point of Sale revenue received by the Bank during the calendar year exceeds One Million Dollars ($1,000,000). In addition, Mr. Jewell is entitled to participate in all employee benefit plans and arrangements as offered by the Bank to all employees and officers and is entitled to a Bank-owned car. In the event that the Bank terminates Mr. Jewell without cause, he will be entitled to receive his then current monthly salary for up to twenty-four months and at the expiration of said twenty-four months, he shall receive for the next six consecutive months, 65% of the monthly salary being received at the time of his termination. In the case of termination as a result of any sale of the Bank, Mr. Jewell will receive a severance package to include: (i) three years of his current base salary (ii) continuation of all medical and long-term disability insurance in amounts and subject to the provisions in effect as of the date of sale. After the three year term, Mr. Jewell is entitled for an additional three years to receive 65% of his base salary received at the time of sale and medical and long-term disability insurance in amounts and subject to the provisions in effect as of the date of sale. Additional provisions include a non-compete clause which for one year following the termination of employment, prohibits Mr. Jewell from soliciting, servicing, or assisting in Point of Sale transactions originated by any company whose Point of Sale transactions were being handled by the Bank at the time his employment terminated. Mr. Jewell is also required to train other persons designated by the Bank in all aspects of electronic banking.

     On October 16, 2007, the Bank entered into an employment agreement with Lola B. Stokes, Senior Vice President and Compliance Officer. The term of the agreement began on June 1, 2007 and is effective for two years. As part of the agreement, the Bank will pay Ms. Stokes a minimum annual base salary of $122,200. At the end of each calendar year, Ms. Stokes may receive a cash bonus not to exceed 10% of her base salary. The amount of the bonus will be determined by the Compensation Committee based on defined goals and objectives established by the foresaid committee and the Board of Directors. In addition, Ms. Stokes is entitled to participate in all employee benefit plans and arrangements as offered by the Bank to all employees and officers. In the event that the Bank terminates Ms. Stokes without cause, she will be entitled to receive her then current monthly salary for up to twelve months. In the case of termination as a result of any sale of the Bank, Ms. Stokes will receive a severance package to include: (i) one year of her current base salary (ii) continuation for a period of one year of all medical and long-term disability insurance in amounts and subject to the provisions in effect as of the date of sale. Additional provisions include a non-compete clause which for one year following the termination of employment without cause, prohibits Ms. Stokes from soliciting customers of the Bank. Ms. Stokes is also required to develop a plan of succession.

     On November 8, 2007, the Company and the Bank (which for purposes of such employment agreement are referred to as the "Bank") entered into an employment agreement with James M. Uveges, Senior Vice President and Chief Financial Officer. The term of the agreement began on November 8, 2007 and is effective for two years. As part of the agreement, the Bank will pay Mr. Uveges a minimum annual base salary of $163,800. At the end of each calendar year, Mr. Uveges may receive a cash bonus not to exceed 25% of his base salary. The amount of the bonus will be determined by the Compensation Committee based on defined goals and objectives established by the Compensation Committee and the Board of Directors. In addition, Mr. Uveges is entitled to participate in all employee benefit plans and arrangements as offered by the Bank to all employees and officers and is entitled to a Bank-owned car. In the event that the Bank terminates Mr. Uveges without cause, he will be entitled to receive his then current monthly salary for up to twelve months. In the case of termination as a result of any sale of the Bank, Mr. Uveges will receive a severance package to include: (i) eighteen months of his current base salary (ii) continuation for a period of eighteen months of all medical and long-term disability insurance in amounts and subject to the provisions in effect as of the date of sale (iii) at Mr. Uveges' option, he can purchase the Bank-owned car assigned to him at no cost to him except for transfer costs. Additional provisions include a non-compete clause which for eighteen months following the termination of employment without cause, prohibits Mr. Uveges from soliciting customers of the Bank. Mr. Uveges is also required to develop a plan of succession.

     The employment agreements with Messrs. Altieri, Jewell, and Uveges and Ms. Stokes are the SEO Employment Agreements referred to above under the caption Effect of Emergency Stabilization Act of 2008 and each such SEO Employment Agreement has been amended as described above.

Pension Benefits and Perquisites

     Effective December 31, 2004, the Company froze its defined benefit plan. Participant benefits stopped accruing as of the date of the freeze. No new participants entered the defined benefit plan after December 31, 2004. Assets of the plan are held in a trust fund managed by an insurance company.

         As of December 31, 2008, the following table shows the present value of accumulated benefits under the Company's defined benefit plan for each Named Executive Officer:

                                      Number of Years of      Present Value of
Name                    Plan Name      Credited Service     Accumulated Benefits
--------------------------------------------------------------------------------
Robert A. Altieri       Pension Plan              13               $ 131,685
James M. Uveges(2)      Pension Plan             N/A                      --
William D. Sherman      Pension Plan               2                  14,971
Gary M. Jewell          Pension Plan               9                 148,378
Lola B. Stokes          Pension Plan               4                  20,187

(2)  Mr. Uveges was hired subsequent to the Plan freeze.

     The Company has a contributory thrift plan ("Thrift Plan") qualifying under
Section 401(K) of the Internal Revenue Code. Employees with three months of service are eligible for participation in the Thrift Plan. After the participant has been employed at the Company for one year, the Company contributes 3% of the employee's salary to the Thrift Plan for the employee's benefit. Also, the Company matches 50% of the employee's 401(K) contribution up to 6% of the employee's compensation. All Named Executive Officers participated in the Thrift Plan in 2008 and received matching funds. Such amounts attributable to each Named Executive Officer are included in all other compensation.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 2008, Messrs. Herman, Breeden, Hackerman and Moore served as members of the Compensation Committee. In 2008, the Company and the Bank had banking and other relationships, in the ordinary course of business, with a number of its directors and companies associated with its directors. The Company purchased insurance through its broker, Riggs, Counselman, Michaels & Downes, Inc., of which Mr. Counselman is President and Chief Executive Officer. The insurance coverage purchased was made on substantially the same terms, as those prevailing at the time, for comparable transactions with others. Management believes the terms of the insurance coverage obtained through Riggs, Counselman, Michaels & Downes, Inc. were at least as favorable to the Company as could have been obtained elsewhere.

     Outstanding loans exist to Robert J. Aumiller, David P. Hessler, Charles E. Moore, Jr., John Paul Rogers and William C. Rogers, III and their related companies which were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others not considered outsiders, and did not involve more than the normal risk of collectibility or present other unfavorable features.

CERTAIN TRANSACTIONS AND RELATIONSHIPS

     During the past year the Company, through the Bank, has had banking transactions in the ordinary course of its business with: (i) its directors and nominees for directors; (ii) its executive officers; (iii) its 5% or greater shareholders; (iv) members of the immediate family of its directors, nominees for directors or executive officers and 5% shareholders; and (v) the associates of such persons on substantially the same terms, including interest rates, collateral, and repayment terms on loans, as those prevailing at the same time for comparable transactions with others. The extensions of credit by the Company, through the Bank, to these persons have not had and do not currently involve more than the normal risk of collectibility or present other unfavorable features. At December 31, 2008, the balance of loans outstanding to directors, executive officers, owners of 5% or more of the outstanding Common Stock, and their associates, including loans guaranteed by such persons, aggregated $2,788,468 which represented approximately 10.2% of the Company's equity capital accounts.

     William C. Rogers, III, a director of both the Company and the Bank, is a partner of the law firm of Rogers, Moore and Rogers, which performs legal services for the Company, the Bank, and Bank subsidiaries (Carrollton Financial Services, Inc., Carrollton Mortgage Services, Inc., and Carrollton Community Development Corporation). Management believes that the terms of these transactions, which totaled approximately $381,000 in 2008, were at least as favorable to the Company as could have been obtained elsewhere.

     Albert R. Counselman, a director of both the Company and the Bank, is President and Chief Executive Officer of Riggs, Counselman, Michaels & Downes, Inc., an insurance brokerage firm through which the Company, the Bank, and Bank subsidiaries place various insurance policies. The Company and the Bank paid total premiums for insurance policies placed by Riggs, Counselman, Michaels & Downes, Inc. in 2008 of approximately $214,000. Management believes that the terms of these transactions were at least as favorable to the Company as could have been obtained elsewhere.

     Robert J. Aumiller, a director of both the Company and the Bank, is Executive Vice President of MacKenzie Real Estate Services, a brokerage and real estate development firm, through which the Company and the Bank paid approximately $2,000 in 2008 for appraisal, construction, brokerage and property management services provided by MacKenzie Commercial Real Estate Services. Management believes these terms were as favorable as could have been obtained elsewhere.

     We use the following guidelines to determine the impact of a credit relationship on a director's independence. We consider extensions of credit which comply with Federal Reserve Regulation O to be consistent with director independence. In other words, we do not consider normal, arm's-length credit relationships entered into in the ordinary course of business to negate a director's independence.

     Regulation O requires such loans to be made on substantially the same terms, including interest rates and collateral, and following credit-underwriting procedures that are no less stringent than those prevailing at the time for comparable transactions by the Company with other persons not related to the lender. Such loans also may not involve more than the normal risk of repayment or present other unfavorable features. Additionally, no event of default may have occurred (that is, such loans are not disclosed as non-accrual, past due, restructured, or potential problems). The Audit Committee must review and approve any credit to a director or his or her related interests and submit such transaction to the full Board of Directors for approval.

     In addition, we do not consider as independent any director who is also an executive officer of a company to which we have extended credit unless such credit meets the substantive requirements of Regulation O. We also do not consider independent any director who is an executive officer of a company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any fiscal year, is greater than 2% of such director's company's consolidated gross revenues.

AUDIT COMMITTEE REPORT

     The Audit Committee has adopted a written charter which was included as part of the definitive proxy statement delivered to shareholders with respect to the 2004 Annual Meeting and a copy of which, can be found on the Company's website at www.carrolltonbank.com. The members of the Audit Committee are "independent" as such term is defined in Rule 4200(a)(15) of the NASDAQ Stock Market, Inc. listing standards and applicable SEC rules. The Audit Committee has
(1) reviewed and discussed the Company's audited financial statements with management and representatives of Rowles & Company, LLP, the Company's independent registered public accounting firm; (2) discussed with Rowles & Company, LLP all matters required to be discussed by Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90 (Communication with Audit Committees); and (3) reviewed the written disclosures required by Independence Standards Board Standard No. 1, which were received from the Company's independent registered public accounting firm, and has discussed the Company's independent registered public accounting firm's independence with them. The Audit Committee has reviewed the fees of the Independent Registered Accounting Firm for non-audit services and believes that such fees are compatible with the independence of the Company's independent registered accounting firm.

     Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2008.

     Audit Committee:

     Charles E. Moore, Jr., Chairman
     Harold I. Hackerman
     William L. Hermann
     David P. Hessler
     Howard S. Klein

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under the securities laws of the United States, the Company's directors, executive officers and any persons holding more than 10% of the Common Stock of the Company are required to report their ownership of the Common Stock and any changes in that ownership to the SEC. Specific due dates for these reports have been established and pursuant to applicable rules, the Company is required to report in its proxy statement any failure to file by these dates. Based on the Company's review of copies of such reports that such persons have filed with the SEC, the Company believes that all required reports of its directors and executive officers have been timely filed with the SEC during 2008.

         PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT
                        REGISTERED PUBLIC ACCOUNTING FIRM

     The Board of Directors has ratified and affirmed the Audit Committee's appointment of the accounting firm of Rowles & Company, LLP, to serve as independent registered public accounting firm for the Company for 2009 subject to ratification by the shareholders of the Company. Rowles & Company, LLP has served as independent auditors for the Company since 1955. No qualified opinions have been issued during such engagement. A representative of Rowles & Company, LLP will be present at the 2009 Annual Meeting of Shareholders and will be given the opportunity to make a statement, if he or she so desires, and to respond to appropriate questions.

Audit Fees and Services

                                                       2008                2007
--------------------------------------------------------------------------------
Audit Fees                                           $ 79,215           $ 94,061
Audit - Related Fees                                   10,375             10,500
Tax Fees                                               10,904             11,917
All Other Fees                                             --              7,780
                                                     --------           --------
       Total                                         $100,494           $124,258
                                                     ========           ========

     Audit services of Rowles & Company, LLP for 2008 and 2007 consisted of professional services rendered for the audit of the Company's annual consolidated financial statements included in the Company's Form 10-K and the review of the consolidated financial statements included in the Company's Quarterly Reports on Forms 10-Q. "Audit- Related Fees" incurred in 2008 and 2007 include charges related to the Company's defined benefit plan audit and the Company's 401(K) plan audit. "Tax Fees" in 2008 and 2007 represent income tax return preparation and advice. All other fees in 2007 represented review of documentation of key controls for compliance with Sarbanes-Oxley Act of 2002.

     The Audit Committee's policy is to pre-approve all audit and permitted non-audit services other than de minimis non-audit services as defined in
Section 10A(i)(1) of the Exchange Act, which will be approved prior to the completion of the independent auditor's report. The Audit Committee has reviewed summaries of the services provided and the related fees and has determined that the provision of non-audit services is compatible with maintaining the independence of Rowles & Company, LLP.

Financial Information Systems Design and Implementation Fee

     During the year ended December 31, 2008, Rowles & Company, LLP did not render to the Company any professional services with regard to financial information systems design and implementation described in paragraph (c)(4)(ii) of Rule 2-01 of Regulation S-X.

     A majority of the votes cast at the annual meeting is required for approval of the ratification of the appointment of Rowles & Company, LLP as the Company's independent registered public accounting firm for 2009 as set forth in this Proposal 2. Abstentions and broker non-votes, if any, will have no effect on the vote for this Proposal 2.

     The Board of Directors unanimously recommends a vote "FOR" ratification of Rowles & Company, LLP, as the Company's independent registered public accounting firm for 2009.

               PROPOSAL 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION

RESOLVED, that the shareholders of the Company approve the compensation of the Company's executives as described in the Summary Compensation Table as well as in the Compensation Discussion and Analysis and the other executive compensation tables and related discussions contained in the Proxy Statement for the 2009 Annual Meeting of Shareholders.

     We believe that our compensation policies and procedures are competitive, are focused on pay for performance principles and are strongly aligned with the long-term interests of our shareholders. We also believe that both the Company and shareholders benefit from responsive corporate governance policies and constructive and consistent dialogue. The resolution described above, commonly known as a "say on pay" proposal, gives you as a shareholder the opportunity to endorse or not endorse the compensation we pay to our named executive officers by voting to approve or not approve such compensation as described in this Proxy Statement.

     We encourage you to closely review our Compensation Discussion and Analysis and the tabular disclosure which follows it. We organized the Compensation Discussion and Analysis to discuss each element of compensation, beginning with direct, short-term compensation (base salary) and ending with indirect, long-term compensation (retirement benefits) and termination benefits. In that section, we also discuss our policies and other factors, such as financial and regulatory constraints, which affect our decisions or those of our Compensation Committee.

     Generally, in this Proxy Statement we are required to disclose information for our 5 most highly-compensated officers for the past 3 years. Therefore, most of our tabular disclosure is backwards-looking. When possible, we have discussed our plans for changes to compensation practices for the current year and beyond. Importantly, recent legislation and new regulations will greatly affect our compensation practices going forward. We discuss these in the Compensation Discussion and Analysis Section under the captions, "Effect of the Emergency Economic Stabilization Act of 2008," "Effect of Treasury Department Guidelines Announced February 4, 2009," and "Effect of the America Reinvestment and Recovery Act of 2009" which appear at pages 13 to 18 of this Proxy Statement. These laws apply to us because we sold preferred stock to the United States Treasury in the first quarter of 2009 under its Capital Purchase Program. Unfortunately, key details of these new laws will be determined only after the Treasury Department and the SEC issue new regulations. As a result, we cannot reliably predict what changes we will be required to make to our compensation programs. In the Compensation Discussion and Analysis section, we have attempted to discuss these as best we could. We will fully comply with all applicable requirements as soon as the details of such requirements are known by us.

     Also, in many cases, we are required to disclose in the executive compensation tables accounting or other non-cash estimates of future compensation. Because of this, we encourage you to read the footnotes and narratives which accompany each table in order to understand any non-cash items.

     No cash bonus was paid to our CEO or any of our other SEOs for 2007 or 2008, except for the payment of a cash bonus in 2007 and 2008 to one SEO based on the Company's Point of Sale revenue which has actually been paid to and received by the Company.

     Currently, each of the Company's SEOs annual compensation is less than $500,000. The Company has also instituted a six month deferral of salary increases for all SEOs in 2009.

     We use stock options and restricted stock instead as long-term incentives because we wanted to enhance the alignment between shareholder interest and executive compensation. There were no grants of stock or options to our CEO or any of our other SEOs in 2007 or 2008.

     As evidence of the greater alignment with shareholders' interest mentioned above, the value of the incentive stock options previously granted to our SEOs has declined as our stock price declined.

     Under the ARRA, your vote is advisory and will not be binding upon our Board of Directors. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

     A majority of the votes cast at the annual meeting is required for approval of this proposal. Abstentions and broker non-votes, if any, will have no effect on the vote for this Proposal 3.

     The Board of Directors unanimously recommends a vote "FOR" the approval of the compensation of the Company's executives as described in the Summary Compensation Table as well as in the Compensation Discussion and Analysis and the other executive compensation tables and related discussions contained in the Proxy Statement for the 2009 Annual Meeting of Shareholders.

SHAREHOLDER PROPOSALS FOR THE 2010 ANNUAL MEETING OF SHAREHOLDERS

     Proposals of shareholders to be presented at the 2010 Annual Meeting of the Company's shareholders must be received at the Company's principal executive offices prior to December 11, 2009 in order to be included in the proxy statement for such meeting. In order to curtail controversy as to compliance with this requirement, shareholders are urged to submit proposals to the Secretary of the Company by Certified Mail - Return Receipt Requested.

Delivery of Documents to Shareholders Sharing an Address

     The SEC has adopted rules that allow us to deliver a single annual report, proxy statement, proxy statement combined with a prospectus, or any information statement to any household at which two or more shareholders reside who share the same last name or whom we believe to be members of the same family. This is known as "householding."

     If you share the same last name and address with one or more shareholders, from now on, unless we receive contrary instructions from you (or from one of these other shareholders), you and all other shareholders who have your last name and live at the same home address will receive only one copy of any of our annual report, proxy statement for our Annual Meeting of Shareholders, proxy statement we file and deliver in connection with any other meeting of shareholders, proxy statement combined with a prospectus or information statement. We will include with the household materials for our annual meetings, or any other shareholders' meeting, a separate proxy card for each registered shareholder who shares your last name and lives at your home address.

     If you do not wish to participate in the householding program, please contact our transfer agent, American Stock Transfer & Trust Company, at 1-800-937-5449 to "opt-out" or revoke your consent. If you "opt-out" or revoke your consent to householding, each primary account holder residing at your address will receive individual copies of the Company's proxy statement, annual report and other future shareholder mailings.

     Most banks and brokers are delivering only one copy of the annual report and proxy statement to consenting street-name stockholders (you own shares in the name of a bank, broker or other holder of record on the books of our transfer agent) who share the same address. Those street-name shareholders who wish to receive separate copies may do so by contacting their bank or broker or other holder of record.

Electronic Access to Future Documents

     If you would like to receive future shareholder communications over the Internet exclusively, and no longer receive any material by mail please visit http://amstock.com. Click on Shareholder Account Access to enroll. Please enter your account number and tax identification number to log in, then select Receive Company Mailings via E-Mail and provide your email address.

To View the Annual Report and Proxy Materials Online go to:
www.carrolltonbank.com

OTHER MATTERS

     The management of the Company knows of no matters to be presented for action at the meeting other than those mentioned above; however, if any other matters properly come before the 2009 Annual Meeting of Shareholders, it is intended that the persons named in the accompanying proxy will vote on such other matters in accordance with their judgment of the best interest of the Company.

                        ANNUAL MEETING OF SHAREHOLDERS OF
                               CARROLLTON BANCORP

                                  May 12, 2009

                           Please date, sign and mail
                             your proxy card in the
                            envelope provided as soon
                                  as possible.

     Please detach along perforated line and mail in the envelope provided.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES NAMED IN
                  ITEM NO. 1, AND "FOR" ITEMS NO. 2. AND NO. 3.
         PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
          PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE. |X|

1. Election of Directors: For each of the following nominees for a three (3) year term (except as noted below) and until their respective successors are duly elected and qualified:

                                NOMINEES:
|_|     FOR ALL NOMINEES        |_|  Albert R. Counselman
                                |_|  David P. Hessler
                                |_|  Bonnie Phipps
                                |_|  Francis S. Ryan

                                |_| William C. Rogers, III for remaining one year term

|_|     WITHHOLD AUTHORITY FOR ALL NOMINEES
|_|     FOR ALL EXCEPT (See instructions below)



INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark
             "FOR ALL EXCEPT" and fill in the square next to each nominee you wish to withhold, as shown here: |X|



2. Ratification of Rowles & Company, LLP: Ratification of the appointment of Rowles & Company, LLP, as the Independent Registered Public Accounting Firm, to audit the financial statements of Carrollton Bancorp for 2009.

           FOR                     AGAINST                      ABSTAIN
           |_|                       |_|                          |_|



3. To consider and approve the following advisory (non-binding) proposal:
RESOLVED: that the shareholders of Company approve the compensation of the Company's executives as described in the Summary Compensation Table as well as the Compensation Discussion and Analysis and the other executive compensation tables and related discussions contained in the Proxy Statement for the 2009 Annual Meeting of the Shareholders.



4. To vote and otherwise represent the undersigned on any other matter that may properly come before the meeting or any adjournment or postponement thereof in the discretion of the Proxy holder.

MARK "X" HERE IF YOU PLAN TO ATTEND THE MEETING. |_|

Signature of                   Date:               Signature of            Date:
Shareholder                                        Shareholder



Note:        Please sign exactly as your name or names appear on this Proxy.
             When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

                               CARROLLTON BANCORP
                                      PROXY
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                              OF CARROLLTON BANCORP

           The undersigned shareholder(s) of Carrollton Bancorp, a Maryland corporation (the "Company"), hereby appoints Steven K. Breeden, Harold I. Hackerman and Howard S. Klein, or any of them, as proxies for the undersigned, with full power of substitution in each of them, to attend the Annual Meeting of the Shareholders of the Company to be held at 7151 Columbia Gateway Drive, Suite A., Columbia, Maryland on May 12, 2009, at 10:00 a.m., prevailing local time, and any adjournment or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Shareholders and of the accompanying Proxy Statement, each dated March 27, 2009 and revokes any proxy heretofore given with respect to such meeting.

           The votes entitled to be cast by the undersigned will be cast as instructed below. If this Proxy is executed but no instruction is given, the votes entitled to be cast by the undersigned will be cast "for" each of the nominees for director and "for" each of the other proposals as described in the Proxy Statement and in the discretion of the Proxy holder on any other matter that may properly come before the meeting or any adjournment or postponement thereof.

                (Continued and to be signed on the reverse side)